Exhibit 99.1

Metabolix Announces Fourth Quarter and Full Year 2013 Financial Results

Achieves Milestones Across Business Platforms

Provides Outlook for Priorities in 2014

CAMBRIDGE, Mass. — March 27, 2014 — Metabolix, Inc. (NASDAQ: MBLX), an innovation-driven performance biomaterials company delivering sustainable solutions to the plastics and chemicals industries, today reported financial results for the three months and full year ended December 31, 2013.

Recent Highlights:

•                  Presented data demonstrating use of Metabolix PHA biopolymers as a performance and process enhancing additive in PVC and PLA applications

•                  Launched Mvera B5011, a new film grade resin that allows for production of highly transparent compostable film and bags

•                  Achieved technical milestones for production of PHA in latex form with target applications in biobased, biodegradable barrier coatings for paper and cardboard

•                  Demonstrated use of second generation cellulosic sugars as feedstock for PHA biopolymer and biobased chemical products

•                  Achieved significant increase in yield in microbial strains used to produce bioacrylic from either corn sugar or second generation cellulosic sugars

“We accomplished several milestones across our business platforms during the fourth quarter of 2013 and early 2014,” said Joseph Shaulson, president and CEO of Metabolix. “By intensifying our commercialization efforts in the performance additive space and introducing new products that extend our footprint in latex and film applications, we are creating opportunities to develop solutions matched to customer needs. At the same time, we continue to advance our technology in biopolymers, biobased chemicals, and crop science with the objective of building value in these platforms.

“In 2014, we will be focused on a number of key milestones tied to our business plan,” Shaulson continued. “Financing the execution of that plan is at the top of our agenda. Selection and build-out of an intermediate-scale (2.5 to 5 KTPA) manufacturing site for commercial production of Metabolix biopolymers is also a high priority.  In that regard, we are making excellent progress with site selection and our goal is to have manufacturing up and running in 2015. Of course, this is subject to securing financing for the manufacturing site and for continued operations.

“In anticipation of commercial production, we are also sharpening our emphasis on developing performance additive solutions that deliver the greatest combination of value and performance to our customers. This is driving a shift in our approach to product and application development, as we work closely with customers from initial data demonstration, through product and process validation, larger-scale trials and ultimately to final purchasing decisions. We are confident in our strategy and excited by the opportunity to execute our business plan through the balance of 2014 and 2015. Ultimately, this should position us to move forward with longer-range plans for larger scale manufacturing supported by customer demand for Metabolix PHA biopolymers and create significant value for all of our stakeholders,” said Shaulson.

“Today, Metabolix reported 2013 financial results consistent with our internal expectations. We ended the year with $19.2 million in cash and unrestricted investments, and we anticipate ending the first quarter 2014 with approximately $10.0 million,” said Shaulson. “Based on our current plans and projections, which remain subject to numerous uncertainties, we plan to raise $50 to $60 million over the next 12 to 15 months. The timing, structure and vehicles for obtaining this financing are under consideration and it may be accomplished in stages. Although we can not guarantee the availability of financing, our goal is to use this capital to build an intermediate-scale specialty polymers business based on PHA biopolymer additives that serves as the foundation for our longer-range plans and the future growth of our business.”

FULL YEAR AND FOURTH QUARTER 2013 FINANCIAL OVERVIEW

Metabolix manages its finances with an emphasis on cash flow and deploys its financial resources in a disciplined manner to achieve its key strategic objectives and to maximize value from its technology and product portfolio. The Company has maintained this focus and ended 2013 with $19.2 million in unrestricted cash and investments. The Company’s net cash used in operating activities during 2013 was $26.6 million, which represents a decrease in cash usage of $5.1 million from the $31.7 million used for operating activities during 2012.

For 2013, the Company reported a net loss of $30.5 million, or $0.88 per share, as compared to net income of $3.6 million, or $0.11 per share, for 2012.

Total revenue for the full year 2013 was $5.4 million, compared to $42.3 million recorded in the prior year. The year-over-year decrease was primarily due to $38.9 million in deferred revenue that was recognized in 2012 as a result of the termination of the Telles joint venture.  Product revenue increased by $0.9 million to $2.1 million during 2013, as compared to $1.2 million recorded during 2012.  The increase is primarily attributable to higher biopolymer sales in 2013.

Cost of product revenue for the full year 2013 was $3.0 million, compared to $1.4 million in the prior year.  These costs include the cost of inventory associated with product revenue recognized during the respective periods, together with warehousing and freight costs incurred during the periods.  Cost of product revenue also includes inventory impairment charges of $0.8 million and $0.1 million during 2013 and 2012, respectively.

Research and development expenses were $19.1 million in 2013, compared to $23.2 million for 2012. The decrease of $4.1 million is primarily due to $2.3 million in charges incurred with a third party during 2012 for a manufacturing demonstration agreement that the Company terminated and $1.8 million associated with cost reductions.

Selling, general and administrative expenses were $13.7 million and $14.1 million for the years ended December 31, 2013 and 2012, respectively. The $0.4 million decrease was primarily due to a reduction in fees for patent related activities and a reduction in litigation costs.  During 2013, reductions in employee compensation and benefit expenses as a result of the Company’s 2012 restructuring were offset by $0.8 million of one-time costs associated with the replacement of the Company’s chief executive officer.

The Company reported a net loss of $8.6 million, or $0.25 per share, for the fourth quarter of 2013, compared to a net loss of $9.5 million, or $0.28 per share, for the fourth quarter of 2012. During the fourth quarter of 2013, the Company’s net cash used for operating activities was $6.4 million, which decreased from net cash used of $7.3 million for the comparable quarter in 2012.

Total revenue in the fourth quarter of 2013 was $0.9 million, compared to $1.4 million for the comparable quarter in 2012. The fourth quarter revenue consisted primarily of revenue from product sales and government grants. Biopolymer product orders of $0.5 million were shipped and billed during the Company’s fourth quarter of 2013. Revenue recognition was deferred for the majority of these shipments in accordance with the Company’s policy to defer product revenue for the greater of 60 days or until receipt of customer payment.  The Company recognized $0.2 million in product revenue during the fourth quarter of 2013, primarily from product shipments made during its third fiscal quarter.

In the fourth quarter of 2013, research and development expenses were $4.7 million, and selling, general and administrative expenses totaled $4.0 million.

The accompanying condensed consolidated financial statements have been prepared on a basis which assumes that the Company will continue as a going concern.  However, with the exception of 2012, when the Company recognized $38.9 million of deferred revenue from the terminated Telles joint venture, it has recorded losses since its inception, including the fiscal year ended December 31, 2013.  The Company ended 2013 with $19.2 million in cash and unrestricted investments and anticipates it will end the first quarter of 2014 with approximately $10.0 million.  The Company’s present capital resources are not sufficient to fund its planned operations for a twelve month period, and therefore, raise substantial doubt about its ability to continue as a going concern.  The Company will, during 2014, require significant additional funding.  While the Company plans to raise $50 to $60 million over the next 12 to 15 months, if it is unable to raise additional funds, the Company will be forced to delay, scale back or otherwise modify its business and manufacturing plans, sales and marketing efforts, research and development activities and other operations, and/or seek strategic alternatives.

Conference Call Information

Metabolix management will host a conference call today at 4:30 p.m. (ET) to discuss the results of the fourth quarter. The Company also will provide an update on the business and answer questions from the investment community. A live webcast of the call with slides can be accessed through the Company’s website at http://www.metabolix.com in the investor relations section. To participate in the call, dial toll-free 877-709-8155 or 201-689-8881 (international).

To listen to a telephonic replay of the conference call, dial toll-free 877-660-6853 or 201-612-7415 (international) and enter pass code 100574. The replay will be available beginning at 7:30 p.m. (ET) on Thursday, March 27, 2014 and will last through 11:59 p.m. (ET) on Thursday, April 10, 2014. In addition, the webcast will be archived on the Company’s website in the investor relations section.

About Metabolix

Metabolix, Inc. is an advanced biomaterials company that is well positioned to address growing market demand for sustainable solutions in the plastics and chemicals industries. The Company is developing and commercializing a family of high-performance biopolymers targeted to the markets for performance additives, film and bag applications, and functional biodegradation. Metabolix’s biobased chemicals platform is focused on high-value segments and applications using its novel “FAST” recovery process. The Company also is developing a platform for co-producing plastics, chemicals and energy from crops. Metabolix has established an industry-leading intellectual property portfolio that, together with its knowledge of advanced industrial practice, provides a foundation for industry collaborations.

For more information, please visit www.metabolix.com.  (MBLX-E)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical, including, without limitation, statements regarding the Company’s business plans and strategies; expectations for establishing commercial PHA biopolymer manufacturing; expected market demand and commercialization plans for the Company’s PHA biopolymer products; expected future financial results and cash requirements; plans for obtaining additional funding; plans and expectations that depend on the Company’s ability to continue as a going concern; and expectations for future research, product development and collaborations constitute forward-looking statements.  Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Metabolix’s filings with the Securities and Exchange Commission, including its 10-K for the year ended December 31, 2012 filed on March 28, 2013. Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Metabolix Inquiries:

Lynne H. Brum, (617) 682-4693, LBrum@metabolix.com

(FINANCIAL TABLES FOLLOW)

METABOLIX, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenue:
Revenue from termination of ADM collaboration	$—	$—	$—	$38,885
Product revenue	191	754	2,067	1,211
Grant revenue	619	556	2,490	1,971
Research and development revenue	—	—	618	—
License fee and royalty revenue	80	87	219	249
Total revenue	890	1,397	5,394	42,316

Costs and expenses:
Cost of product revenue	814	618	3,026	1,426
Research and development expenses	4,681	7,195	19,127	23,177
Selling, general, and administrative expenses	4,015	3,104	13,743	14,110
Total costs and expenses	9,510	10,917	35,896	38,713
Income (loss) from operations	(8,620)	(9,520)	(30,502)	3,603

Other income, net:
Interest income, net	8	22	51	124
Other expense, net	(15)	(18)	(55)	(97)
Total other income (expense), net	(7)	4	(4)	27
Net income (loss)	$(8,627)	$(9,516)	$(30,506)	$3,630

Net income (loss) per share:
Basic	$(0.25)	$(0.28)	$(0.88)	$0.11
Diluted	$(0.25)	$(0.28)	$(0.88)	$0.11

Number of shares used in per share calculations:
Basic	34,578,636	34,304,118	34,471,301	34,217,298
Diluted	34,578,636	34,304,118	34,471,301	34,279,779

METABOLIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEET

UNAUDITED

(in thousands)

	December 31,	December 31,
	2013	2012
Assets
Cash, cash equivalents and short-term investments	$19,209	$43,773
Inventory	4,074	3,204
Other current assets	1,948	1,978
Restricted cash	619	594
Property and equipment, net	793	1,358
Long-term investments	—	2,508
Other assets	95	95
Total assets	$26,738	$53,510

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$5,471	$4,752
Short-term deferred revenue	669	1,067
Current portion of deferred rent	55	165
Long-term deferred revenue	—	—
Other long-term liabilities	145	186
Total liabilities	6,340	6,170
Total stockholders’ equity	20,398	47,340
Total liabilities and stockholders’ equity	$26,738	$53,510

METABOLIX, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

UNAUDITED

(in thousands)

	Year Ended December 31,
	2013	2012	2011
Cash flows from operating activities
Net income (loss)	$(30,506)	$3,630	$(38,785)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation	928	1,298	1,507
Charge for 401(k) company common stock match	397	408	529
Stock-based compensation	3,193	3,807	4,633
Inventory impairment	818	138	—
Changes in operating assets and liabilities:
Deferred revenue	(398)	(37,791)	1,333
Inventory	(1,688)	(3,342)	—
Other operating assets and liabilities	608	116	(948)
Net cash used in operating activities	(26,648)	(31,736)	(31,731)

Cash flows from investing activities
Purchase of property and equipment	(373)	(392)	(895)
Proceeds from sale of equipment	—	12	—
Change in restricted cash	(25)	28	—
Purchase of investments	(16,635)	(58,933)	(107,477)
Proceeds from sale and maturity of short-term investments	36,821	84,303	99,464
Net cash provided by (used in) investing activities	19,788	25,018	(8,908)

Cash flows from financing activities
Proceeds from options exercised	14	19	74
Proceeds from public stock offering, net of issuance costs	—	—	49,333
Net cash provided by financing activities	14	19	49,407

Effect of exchange rate changes on cash and cash equivalents	(28)	(6)	(17)

Net increase (decrease) in cash and cash equivalents	(6,874)	(6,705)	8,751
Cash and cash equivalents at beginning of period	14,572	21,277	12,526
Cash and cash equivalents at end of period	$7,698	$14,572	$21,277